Filed Pursuant to Rule 424(b)(2)
Registration No. 333-168429

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.30% Notes due December 15, 2022	$500,000,000	99.848%	$499,240,000	$68,096.34

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement

To prospectus dated July 30, 2010

$500,000,000

Equifax Inc.

3.30% Senior Notes due December 15, 2022

We will pay interest on the notes semi-annually on June 15 and December 15 of each year, beginning on June 15, 2013. The notes will mature on December 15, 2022. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem some or all of the notes at any time at the applicable redemption prices set forth in this prospectus supplement under “Description of the Notes—Optional Redemption.” If we do not consummate the Acquisition (as defined herein) on or before June 30, 2013 or if the Purchase Agreement (as defined herein) is terminated at any time prior to such date, we will redeem all of the notes on a special mandatory redemption date at a redemption price described under “Description of the Notes—Special Mandatory Redemption.” If we experience a change of control triggering event and we have not otherwise elected to redeem the notes, we will be required to offer to repurchase the notes from holders as described under “Description of the Notes—Change of Control Offer.”

The notes will be our senior unsecured obligations and will rank equally with our other existing and future unsecured senior debt from time to time outstanding.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Investing in the notes involves risks. You should consider carefully the risks set forth in “Risk Factors ” beginning on page  S-6, as well as the risks set forth in our other filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discount	Proceeds to Equifax (before expenses)(1)
Per note	99.848%	0.65%	99.198%
Total	$499,240,000	$3,250,000	$495,990,000

(1)	Plus accrued interest, if any, from December 17, 2012, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about December 17, 2012.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities
BofA Merrill Lynch	SunTrust Robinson Humphrey

Senior Co-Managers

Mizuho Securities	PNC Capital Markets LLC	RBS	CIBC

Junior Co-Managers

BB&T Capital Markets	Loop Capital Markets	US Bancorp	BNY Mellon Capital Markets, LLC

December 10, 2012

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If the description of us, this offering or the securities being offered varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information in the sections titled “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus and “Information We Incorporate by Reference” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy securities in any jurisdiction in which an offer, solicitation or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to whom it is unlawful to make an offer or solicitation.

We expect that the delivery of the notes will be made against payment therefor on or about December 17, 2012, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and the next succeeding business day should consult their own advisors.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Equifax” and the “Company” refer to Equifax Inc. and its subsidiaries.

Where you can find more information

We have filed a registration statement on Form S-3 with the SEC to register the securities offered by this prospectus under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of the registration statement, but the registration statement contains additional relevant information about us. You may obtain from the SEC, through the SEC’s website or at the SEC’s offices mentioned in the following paragraph, a copy of the registration statement, including exhibits. Many of the statements made in this prospectus concerning a contract or other document of ours are necessarily summaries, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.equifax.com under “About Equifax/Investor Relations.” Information on our website does not constitute part of this prospectus. Additionally, you may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Information we incorporate by reference

We “incorporate by reference” into this prospectus some of the documents we have filed with the SEC. This means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file later with the SEC will automatically update and may replace information in this prospectus and information that we previously filed with the SEC. In other words, in the case of a conflict or an inconsistency between information in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information that was later filed.

We incorporate by reference into this prospectus the documents and portions of documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2011 (filed on February 23, 2012);

•

our quarterly reports on Form 10-Q for the quarter ended March 31, 2012 (filed on April 26, 2012), for the quarter ended June 30, 2012 (filed on July 26, 2012) and for the quarter ended September 30, 2012 (filed on October 25, 2012);

•	our current reports on Form 8-K filed on February 15, 2012, May 4, 2012, October 1, 2012, October 29, 2012, November 13, 2012, December 3, 2012 and December 10, 2012; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of those documents deemed to have been “furnished” rather than “filed”) between the date of this prospectus supplement and the completion or termination of this offering.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also obtain any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference into those documents), at no cost, by visiting our internet website at www.equifax.com under “About Equifax/Investor Relations” or by writing or contacting us at the following address and telephone number:

Equifax Inc.

Corporate Secretary

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Telephone (404) 885-8000

corpsec@equifax.com

Forward-looking statements

This prospectus, the documents incorporated by reference herein and any free writing prospectus that we authorize for use in connection with this offering may contain information that constitutes forward-looking statements or forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions that we believe are reasonable based on information currently available but that nevertheless may prove to be incorrect. Actual results may differ materially from our current expectations as expressed or implied in our forward-looking statements depending on a number of factors affecting our business, the business that we intend to acquire and risks associated with acquisition transactions, including, but not limited to:

•	our ability to satisfy all conditions to closing and to successfully consummate the Acquisition;

•	our ability to integrate the acquired business and achieve the anticipated synergies and other benefits of the Acquisition;

•	other restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions);

•

our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies;

•	illegal third party efforts to access data;

•

changes in, and the effects of, laws and regulations and government policies governing our business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, in particular the establishment of a new Consumer Financial Protection Bureau with authority to write rules impacting the business of, conduct examinations of, and enforce the laws and regulations it writes against credit reporting companies, and related regulations;

•	federal or state responses to identity theft concerns;

•

adverse or uncertain worldwide and U.S. economic conditions and changes in credit and financial markets that materially impact consumer spending, consumer debt and employment and the demand for our products and services;

•	the European sovereign debt crisis;

•	the downgrade of U.S. sovereign debt in 2011 and political concerns over related budgetary matters;

•	exchange rates;

•	timing and amount of capital expenditures;

•	changes in capital markets and corresponding effects on the company’s investments and benefit plan obligations;

•	earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates; and

•	potential adverse developments in new and pending legal proceedings or government investigations.

v

Additional risks and uncertainties, including risks and uncertainties related to the Acquisition, can be found in the sections titled “Risk Factors” below, “Risk Factors” and “Business-Forward-Looking Statements” in our annual report on Form 10-K for the year ended December 31, 2011, and “Risk Factors” in our subsequent quarterly reports on Form 10-Q as well as in our other filings with the SEC. Forward-looking statements speak only as of the date when made. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Summary

This summary highlights information contained or incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus and the information in the documents incorporated by reference into this prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” below and in our SEC reports that are incorporated by reference into this prospectus.

Equifax Inc.

We are a leading global provider of information solutions, employment and income verifications and human resources business process outsourcing services. We leverage some of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights which enable our business customers to grow faster, more efficiently and more profitably, and to inform and empower consumers.

Businesses rely on us for consumer and business credit intelligence, credit portfolio management, fraud detection, decisioning technology, marketing tools, and human resources-related services. We also offer a portfolio of products that enable individual consumers to manage their financial affairs and protect their identity. Our revenue stream is diversified among individual consumers and among businesses across a wide range of industries and international geographies.

We currently operate in Argentina, Canada, Chile, Costa Rica, Ecuador, El Salvador, Honduras, Paraguay, Peru, Portugal, Spain, the U.K., Uruguay, and the U.S. We also have operations in the Republic of Ireland that focus on data handling and customer support activities. We have an investment in a consumer and commercial credit information company in Brazil and offer consumer credit services in India and Russia through joint ventures. During 2011, 74% of our revenue was generated in the U.S.

For the year ended December 31, 2011, our revenues were $1.960 billion and our net income attributable to Equifax was $232.9 million. For the three months and nine months ended September 30, 2012, our revenues were $543.9 million and $1.602 billion, respectively, and our net income attributable to Equifax was $77.9 million and $225.8 million, respectively.

Our principal executive offices are located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309. Our telephone number at that address is (404) 885-8000. We maintain a website at www.equifax.com. None of the information on our website is part of this prospectus.

CSC Credit Services Transaction

On December 1, 2012, our Equifax Information Services LLC subsidiary signed an asset purchase agreement, or Purchase Agreement, with CSC Credit Services, Inc., a subsidiary of Computer Sciences Corporation, or CSC, to purchase data files and certain other credit services business assets of CSC Credit Services for $1 billion in cash, subject to certain adjustments. We refer to this transaction as the Acquisition. CSC owns consumer credit files of consumers in 15 states primarily in the Midwest covering approximately 20% of the U.S. population. Using its files as well as our consumer credit files, CSC provides consumer credit services and related information to local and regional banks, mortgage companies, retail establishments, the automotive industry, medical entities, utility companies and other users of financial and credit information in its 15-state territory. CSC has been our largest credit affiliate since 1988. We have been processing CSC’s credit information and selling credit reports and other services using CSC’s files nationally outside of these 15 states since that time.

We believe the acquisition of CSC’s credit services business is consistent with our business strategy to grow our core U.S. Consumer Information Solutions, or USCIS, business; innovate for market leadership; focus growth on key customer challenges such as repayment risk, identity and fraud risk, and customer acquisition and relationship management; enter new markets and industry verticals; build our analytics business; and build solutions that leverage our Decision360 assets, which integrate current data assets including consumer credit and payment history, capacity-to-pay built on income and employment data, and collateral in terms of wealth and real estate assets.

Specifically, we expect the Acquisition to:

•

Grow our core USCIS credit services business through the addition of credit services assets in 15 states covering approximately 20% of the U.S. population at a price which is expected to be accretive to our revenue, operating margin and earnings per share beginning in 2013;

•	Provide additional opportunities to grow our Decision360 and analytics products and solutions to customers; and

•	Achieve greater operating efficiencies by fully consolidating the acquired CSC credit services business with our USCIS sales, marketing and support operations.

We expect the Acquisition to close by December 31, 2012, subject to the satisfaction of customary closing conditions. The Purchase Agreement does not contain any financing contingencies. The purchase price is subject to adjustment after closing for the actual amount of working capital that we acquire and other specified matters. This description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on December 3, 2012. See “Information We Incorporate by Reference.”

We intend to fund the Acquisition and related expenses using the net proceeds of this offering, borrowings under our commercial paper program and available cash.

The Acquisition is not conditioned upon the closing of this offering, and this offering is not conditioned upon, and may be settled before, the closing of the Acquisition. We can provide no assurances that the Acquisition will occur in the anticipated timeframe, or at all, or on the terms set forth in the Purchase Agreement, or that the anticipated benefits of the Acquisition will be realized. In the event that we do not consummate the Acquisition on or before June 30, 2013 or the Purchase Agreement is terminated at any time on or before such date, we will redeem all of the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.”

For additional information, see “Unaudited Pro Forma Condensed Combined Financial Data.”

The offering

Issuer	Equifax Inc.

Notes offered	$500,000,000 aggregate principal amount of 3.30% senior notes due 2022.

Maturity date	December 15, 2022.

Interest	Interest on the notes will accrue from their date of issuance at a rate of 3.30% per year and will be payable in cash semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2013.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt. As of September 30, 2012, we had on a consolidated basis approximately $955.8 million of unsubordinated debt outstanding, of which $953.2 million was unsecured, including amounts outstanding under bank credit facilities. The notes will not be guaranteed by any of our subsidiaries and so will be effectively subordinated to all of the obligations of these subsidiaries, including trade payables and lease obligations. As of September 30, 2012, our subsidiaries had outstanding approximately $611.7 million of total liabilities, including $30.7 million of debt (excluding, in each case, intercompany liabilities).

Optional redemption	Prior to September 15, 2022 (3 months prior to maturity), we may redeem all or a portion of the notes at any time, at our option, at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date, on a semi-annual basis, at the treasury rate plus 30 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption.

See “Description of the Notes—Optional Redemption.”

On or after September 15, 2022 (3 months prior to maturity), we may redeem all or a portion of the notes at any time, at our option, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.”

Special mandatory redemption	In the event that we do not consummate the Acquisition on or before June 30, 2013 or the Purchase Agreement is terminated at any time on or before such date, we will redeem all of the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.”

Change of control offer	If a change of control triggering event as described in this prospectus supplement occurs, then we will be required to offer to repurchase the notes at a price equal to 101% of the aggregate principal amount of the notes being repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of the Notes—Change of Control Offer.”

Use of proceeds	The net proceeds from this offering, after deducting the underwriters’ discount and estimated offering expenses, will be approximately $495,390,000. We expect to use the net proceeds, borrowings under our commercial paper program and available cash to pay the $1 billion purchase price for the Acquisition and certain costs associated with the Acquisition.

If the Acquisition is not completed or if the Purchase Agreement is terminated for any reason on or before June 30, 2013, we intend to use the net proceeds of this offering to fund the special mandatory redemption of all outstanding notes issued hereby. See “—CSC Credit Services Transaction” and “Description of the Notes—Special Mandatory Redemption.”

Further issuances	The notes will initially be limited to an aggregate principal amount of $500,000,000. We may, from time to time, without your consent, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes will constitute a single series of debt securities under the indenture with the notes offered by this prospectus supplement.

Covenants	The indenture governing the notes contains various covenants. These covenants are subject to a number of important qualifications and exceptions. See “Description of Debt Securities—Covenants in the Indentures” in the accompanying prospectus.

Form and denomination

The notes will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear

System, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Risk factors	Your investment in the notes will involve risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein, and, in particular, you should evaluate the specific factors set forth in the sections titled “Risk Factors” below, in our annual report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q before deciding whether to purchase any notes in this offering.

Listing	The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Governing law	The indenture governing the notes is, and the notes will be, governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk factors

Investing in the notes involves various risks, including the risks below. You should carefully consider these risks, as well as the other information contained in or incorporated by reference into this prospectus supplement, before investing in the notes. You could lose part or all of your investment.

Risks relating to the acquisition

The completion of the Acquisition is subject to a number of closing conditions, and we can provide no assurances that it will be completed.

Although we expect to complete the Acquisition on or before December 31, 2012, the Acquisition is subject to a number of closing conditions. We can provide no assurance that the Acquisition will occur in the anticipated timeframe, or at all. If we are unable to satisfy (or obtain waivers of) the various conditions to closing, we will not be able to consummate the Acquisition. If we are not able to consummate the Acquisition within the time period specified under “Description of the Notes—Special Mandatory Redemption,” we will redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.”

We will incur significant additional indebtedness as a result of the Acquisition.

We intend to finance the $1 billion purchase price of the Acquisition with the proceeds of this offering, borrowings under our commercial paper program and available cash. We expect that upon completion of this offering and the Acquisition, our indebtedness will increase to approximately $1.75 billion.

We may encounter difficulties in fully integrating the acquired CSC credit services business into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the Acquisition.

Complete integration of the acquired CSC Credit Services operations with that of our own will be a time-consuming process. There may be substantial difficulties, costs and delays involved in the integration of the acquired CSC business with that of our own. These may include:

•	distracting management from day-to-day operations;

•	potential incompatibility of corporate cultures; and

•	costs and delays in implementing common systems and procedures.

Any one or all of these factors may increase our operating costs or lower our anticipated financial performance. Also, many of these factors are outside of our control. Achieving the anticipated synergies and the potential benefits of the Acquisition will depend on successful integration of the businesses.

Other factors that may impact our achievement of the expected synergies and benefits of the Acquisition include, but are not limited to, our ability to maintain and enhance our relationships with existing CSC customers, our ability to provide additional opportunities for the acquired business through our existing customer relationships and product channels, changes in the spending patterns and preferences of such customers, and fluctuating economic and competitive conditions. We may be unable to achieve the same growth, sales levels and profitability that the CSC credit services business has achieved in the past.

Our ability to address these issues will determine the extent to which we are able to successfully integrate, develop and grow the acquired business and to realize the expected synergies and other benefits of the Acquisition. Our failure to do so could have a material adverse effect on our revenues, operating results and financial condition following the transaction.

Risks related to the notes

Because the notes are unsecured, they are effectively subordinated to our existing and future secured debt to the extent of the assets securing such debt. Further, your right to receive payments on the notes is effectively subordinated to all of our subsidiaries’ existing and future liabilities.

Our obligations under the notes are unsecured. In contrast, some of our other debt obligations are secured by various assets. The notes are effectively subordinated to our obligations under our secured debt to the extent of the assets securing such secured debt. The indenture governing the notes permits us and our subsidiaries to incur additional secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness. Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the assets securing such indebtedness. As of September 30, 2012, we had approximately $2.6 million of secured indebtedness outstanding.

The notes will be issued by Equifax Inc. and will not be guaranteed by any of our subsidiaries. The notes therefore will be structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade payables and lease obligations. Holders of the notes will not be creditors of our subsidiaries. Any claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries’ creditors will generally have priority as to the assets of our subsidiaries over our own equity interest claims and will therefore have priority over claims of the holders of the notes. Consequently, the notes will be effectively subordinate to all liabilities, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of September 30, 2012, our subsidiaries had outstanding approximately $611.7 million of total liabilities, including $30.7 million of debt (excluding, in each case, intercompany liabilities).

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

After giving effect to this offering of notes and assumed borrowings of $300 million under our commercial paper program to pay the majority of the purchase price of the Acquisition, our total indebtedness at September 30, 2012 would have been approximately $1.75 billion. Additionally, we have the ability under our existing credit facility to incur substantial additional indebtedness in the future. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

A significant portion of our operations are conducted through our subsidiaries. As a result, our ability to service our debts, including our obligations under the notes and other obligations, depends in part on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Additionally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

Additionally, our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs and make necessary capital expenditures.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment in the notes.

The indenture does not restrict our ability to incur additional debt or to take other actions that could negatively impact our ability to pay our obligations under the notes, and the limited covenants in the indenture do not provide protection against some types of important corporate events.

The indenture for the notes does not:

•	limit our ability to incur indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which would effectively rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the equity interests of our subsidiaries that we hold;

•	restrict our ability to purchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity which might protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes but would not constitute a change of control triggering event that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

If we do not complete the Acquisition on or prior to June 30, 2013 or if the Purchase Agreement is terminated at any time prior to such date, then we will redeem all of the notes and, as a result, holders of the notes may not obtain their expected return on the notes.

We may not be able to complete the Acquisition within the time period specified under “Description of the Notes—Special Mandatory Redemption” or the Purchase Agreement may be terminated prior to such time. Our ability to consummate the Acquisition is subject to various closing conditions. If we are not able to consummate the Acquisition by June 30, 2013 or if the Purchase Agreement is terminated on or before such date, we will redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the redeemed notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date. As a result, holders of the notes may not obtain their expected return on the notes. If we complete the Acquisition within the specified timeframe, you will have no right to require us to redeem the notes pursuant to the special mandatory redemption provision, nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the closing of the Acquisition, the terms of the Acquisition change. See “Description of the Notes—Special Mandatory Redemption.”

We may be unable to redeem or repurchase your notes upon a special mandatory redemption event or a change of control triggering event.

In addition to our obligation to redeem all of the notes if we do not complete the Acquisition within the time period specified under “Description of the Notes—Special Mandatory Redemption,” holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes upon the occurrence of a change of control triggering event, which is a triggering event involving both a change of control of the Company and the notes being rated below investment grade following a downgrade by each of Standard & Poor’s Rating Services and Moody’s Investor Services, Inc. In either case, we must redeem or offer to repurchase the notes at a price equal to 101% of the aggregate principal amount outstanding on the date of such special mandatory redemption or change of control triggering event, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the redemption or repurchase date. If we do not have sufficient funds to pay the redemption or repurchase price for all of the notes to be redeemed or repurchased, an event of default under the indenture governing the notes would occur. We would need to seek third-party financing to the extent we do not have available funds to meet our redemption or repurchase obligation. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. In addition, cash payments in respect of notes to be redeemed or repurchased may be subject to limits and might be prohibited, or create an event of default, under our indebtedness or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of notes to be redeemed or repurchased also could result in an event of default under the notes or under other credit-related agreements. Our inability to pay for notes that are to be redeemed or repurchased also could result in holders receiving substantially less than the principal amount of the notes.

A breach of a covenant in our debt instruments could cause an acceleration of a significant portion of our outstanding indebtedness.

The various agreements governing our outstanding indebtedness contain covenants that limit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make distributions or certain other restricted payments;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to us by our restricted subsidiaries;

•	enter into transactions with shareholders or affiliates;

•	create liens;

•	sell assets, including, but not limited to capital stock of restricted subsidiaries; and

•	enter into certain mergers and consolidations.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such debt instrument. In addition, such an event may trigger an event of default under one or more of our other debt instruments, including the notes. Our ability to comply with the covenants and other provisions in our various debt instruments may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness, including the notes.

You should consider the U.S. federal income tax consequences of owning the notes.

A discussion of certain U.S. federal income tax consequences of ownership of the notes is contained under the heading “Certain United States Federal Income Tax Consequences” in this prospectus supplement.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. We cannot provide you with any assurance regarding (1) whether a trading market for the notes will develop, or, if a market develops, that it will be liquid or sustainable, and (2) the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at their fair market value or at all.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

Credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the various industries in which we operate and may change their credit rating for us based on their overall view of those industries. A negative change in our rating could have an adverse effect on the price of the notes. In addition, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

Use of proceeds

The net proceeds from this offering will be approximately $495,390,000, after deducting the underwriters’ discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to pay a portion of the $1 billion purchase price of the Acquisition and to pay certain related expenses. We expect to pay the remaining amount of the purchase price and related expenses from borrowings under our commercial paper program supported by our $500 million senior revolving credit facility and from available cash.

This offering is not conditioned upon the completion of the Acquisition, and there can be no assurance that we will consummate the Acquisition. In the event that the Acquisition is not consummated on or before June 30, 2013 or the Purchase Agreement is terminated any time on or before such date, we intend to use the net proceeds of this offering and the additional borrowings and available cash described above to fund the special mandatory redemption of all of the notes at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.”

Pending use of the net offering proceeds as described above, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

Ratio of earnings to fixed charges

The following table sets forth our historical consolidated ratio of earnings to fixed charges for each of the periods indicated. This ratio shows the extent to which our business generates enough earnings after payment of all expenses other than interest and income taxes to make interest payments on our debt.

For the year ended December 31,					For the nine months ended September 30, 2012

2007	2008	2009	2010	2011

7.0x	5.6x	6.2x	6.9x	7.5x	8.6x

“Earnings” consists of income before income taxes and fixed charges. “Fixed charges” consist of interest on indebtedness, amortization of debt issuance costs and debt discounts and expense and the amount of rental expense on operating leases which management believes is a reasonable approximation of the interest factor related to rental expenses paid.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2012 on (1) an actual basis and (2) a pro forma as adjusted basis to reflect the Acquisition, the completion of this offering of $500 million principal amount of notes and our additional borrowing of $300 million under our commercial paper program and the application of the estimated net proceeds thereof plus the use of approximately $210 million of cash to pay the purchase price of the Acquisition and to pay related expenses as described in “Use of Proceeds” as if these events had occurred on September 30, 2012.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly report on Form 10-Q for the three and nine months ended September 30, 2012, each of which is incorporated by reference herein, and with “Use of Proceeds” and “Unaudited Pro Forma Condensed Combined Financial Data” elsewhere herein.

	At September 30, 2012
(in millions) (unaudited)	Actual	Pro forma as adjusted

Cash and cash equivalents	$267	$57	(1)

Debt (including current maturities)(2):
Borrowings under long-term revolving credit facilities	—	—
Commercial paper	—	300
Capitalized lease obligation	3	3
7.34% Notes due 2014	30	30
4.45% Notes due 2014	275	275
6.30% Notes due 2017	272	272
6.90% Debentures due 2028	125	125
7.00% Notes due 2037	250	250
3.30% Notes due 2022 offered hereby	—	500
Other	1	1

Total debt	$956	$1,756

Total Equifax shareholders’ equity(3)	$1,859	$1,854
Noncontrolling interests	$24	$24

Total equity	$1,883	$1,878

Total capitalization	$2,839	$3,634

(1)	Reflects payment of assumed costs of $4.6 million in connection with the Acquisition and assumed debt issuance costs of $4.8 million with regard to the notes offered hereby and the additional borrowings.

(2)	Includes assumed debt issuance costs of $4.8 million with regard to the notes offered hereby and the additional borrowings.

(3)	Includes assumed costs of $4.6 million in connection with the Acquisition.

Unaudited pro forma condensed combined financial data

The following unaudited pro forma condensed combined financial data give effect to the Acquisition and related financings as if they had been completed on September 30, 2012 with respect to the pro forma balance sheet data and as of January 1, 2011 with respect to the pro forma statement of income data.

It should be noted that Equifax and CSC Credit Services, Inc. have different fiscal year ends. Accordingly, the selected unaudited pro forma income statement data for the calendar year ended December 31, 2011 have been developed from Equifax’s historical consolidated income statement data for the year then ended and CSC Credit Services, Inc.’s historical consolidated income statement data for the year ended March 31, 2012. The selected unaudited pro forma income statement data for the nine months ended September 30, 2012 have been developed from Equifax’s historical consolidated income statement data for the nine calendar months then ended and the unaudited historical results of CSC Credit Services, Inc. for the nine months ended September 30, 2012, which were derived from CSC Credit Services, Inc.’s unaudited historical results for the three months ended March 31, 2012 plus the unaudited six months ended September 30, 2012. The selected unaudited pro forma balance sheet data have been developed from Equifax’s historical consolidated balance sheet data as of September 30, 2012 and CSC Credit Services, Inc.’s historical consolidated balance sheet data as of September 30, 2012.

The following unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Equifax and of CSC Credit Services, Inc. which are incorporated herein by reference. See “Information We Incorporate By Reference.”

The Acquisition will be accounted for under the purchase method of accounting. Under purchase accounting, the total purchase cost will be allocated to the tangible and intangible assets acquired by Equifax based upon their respective fair values as of the closing of the Acquisition based on valuations and other studies, which are not yet available. A preliminary allocation of the purchase cost has been made to major categories of assets in the pro forma condensed combined financial data set forth below based on estimates. The actual allocation of purchase cost and the resulting effect on income from operations may differ materially from the pro forma amounts included herein.

The following unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of what Equifax’s actual financial position or results of operations would have been had the Acquisition and related financings been completed on the dates indicated above. In addition, the following unaudited pro forma condensed combined financial data do not purport to project the future financial position or results of operations of the combined company. A number of factors may affect our results. See the specific factors set forth in “Risk Factors” above and in our annual report on Form 10-K for the year ended December 31, 2011 and our subsequent quarterly reports on Form 10-Q incorporated by reference in this prospectus supplement.

Equifax Inc.

Unaudited Pro Forma Condensed Combined Historical Statement of Income

Year Ended December 31, 2011

(In millions, except per share amounts)	Historical Equifax	Historical CSC Credit Services	Pro Forma Adjustments		Pro Forma

Operating revenue	$1,959.8	$223.2	$(39.7	) a	$2,075.1

			(68.2	) b

Operating expenses:
Cost of services (exclusive of depreciation and amortization below )	768.5	106.7	(39.7	) a	767.3

			(68.2	) b
Selling, general and administrative expenses	554.8	11.7	—		566.5
Depreciation and amortization	165.5	1.2	29.7	c	195.4

			(1.0	) d

Total operating expenses	1,488.8	119.6	(79.2)		1,529.2

Operating income	471.0	103.6	(28.7)		545.9
Interest expense	(55.1)	(29.7)	(21.2	) e	(76.3)

			29.7	f
Other (expense) income, net	(7.7)	—	—		(7.7)

Consolidated income from continuing operations before income taxes	408.2	73.9	(20.2)		461.9
Provision for income taxes	(168.0)	(27.0)	7.6	g	(187.4)

Consolidated income from continuing operations	240.2	46.9	(12.6)		274.5
Discontinued operations, net of tax	1.5	—	—		1.5

Consolidated net income	241.7	46.9	(12.6)		276.0
Less: Net income attributable to noncontrolling interests	(8.8)	—	—		(8.8)

Net income attributable to Equifax	$232.9	$46.9	$(12.6)		$267.2

Amounts attributable to Equifax:
Income from continuing operations attributable to Equifax	$231.4				$265.7
Discontinued operations, net of tax	1.5				1.5

Net income	$232.9				$267.2

Basic earnings per common share:
Income from continuing operations attributable to Equifax	$1.90				$2.18
Discontinued operations attributable to Equifax	0.01				0.01

Net income attributable to Equifax	$1.91				$2.19

Weighted-average shares used in computing basic earnings per share	121.9				121.9

Diluted earnings per common share:
Income from continuing operations attributable to Equifax	$1.87				$2.15
Discontinued operations attributable to Equifax	0.01				0.01

Net income attributable to Equifax	$1.88				$2.16

Weighted-average shares used in computing diluted earnings per share	123.7				123.7

Equifax Inc.

Unaudited Pro Forma Condensed Combined Historical Statement of Income

Nine Months Ended September 30, 2012

(In millions, except per share amounts)	Historical Equifax	Historical CSC Credit Services	Pro Forma Adjustments		Pro Forma

Operating revenue	$1,602.4	$180.6	$(28.5	) a	$1,700.4

			(54.1	) b

Operating expenses:
Cost of services (exclusive of depreciation and amortization below )	613.3	85.7	(28.5	) a	616.4

			(54.1	) b
Selling, general and administrative expenses	472.2	9.5			481.7
Depreciation and amortization	123.1	0.6	22.3	c	145.5

			(0.5	) d

Total operating expenses	1,208.6	95.8	(60.8)		1,243.6

Operating income	393.8	84.8	(21.8)		456.8
Interest expense	(41.1)	(23.6)	(15.5	) e	(56.6)

			23.6	f
Other (expense) income, net	5.5	—			5.5

Consolidated income from continuing operations before income taxes	358.2	61.2	(13.7)		405.7
Provision for income taxes	(125.6)	(22.3)	5.1	g	(142.8)

Consolidated net income	232.6	38.9	(8.6)		262.9
Less: Net income attributable to noncontrolling interests	(6.8)	—	—		(6.8)

Net income attributable to Equifax	$225.8	$38.9	$(8.6)		$256.1

Basic earnings per common share:	$1.88				$2.13

Weighted-average shares used in computing basic earnings per share	120.0				120.0

Diluted earnings per common share:	$1.84				$2.09

Weighted-average shares used in computing diluted earnings per share	122.4				122.4

Notes to Unaudited Pro Forma Condensed Combined Income Statements

(a) To adjust the historical presentation of CSC Credit Services, Inc.’s financial statements to conform to Equifax’s presentation as it relates to revenue sharing between CSC Credit Services, Inc. and Equifax.

(b) To adjust for the elimination of historical activity between Equifax and CSC Credit Services, Inc.

(c) To increase amortization expense as a result of acquired intangibles. The preliminary purchase price and amortization period of intangibles are as follows:

Net Assets Acquired	$14.3
Data Files	403.0	(15 years	)
Non-Compete Agreement	14.0	(5 years	)
Territorial Right	349.0	(indefinite	)
Goodwill	219.7	(indefinite	)

Total	$1,000.0

(d) To eliminate the historical amortization expense of CSC Credit Services, Inc.

(e) To reflect the increase in interest expense for $800 million of borrowings incurred to fund the Acquisition. It is assumed that $300 million will be borrowed through the issuance of commercial paper with an interest rate of 0.5% and $500 million of notes will be offered hereby with an interest rate of 3.75%, along with debt issuance costs of $0.5 million for the commercial paper and $4.3 million related to the notes which will be amortized over the terms of the outstanding respective debt. The actual interest rate related to such borrowings may differ and, for every 0.125% variance in the interest rate, interest expense related to commercial paper borrowings would change by $0.4 million annually and interest on the notes would change by $0.6 million annually.

(f) To eliminate CSC Credit Services, Inc.’s historical interest expense related to debt that will not be assumed by Equifax.

(g) Reflects the income tax effects of the pro forma adjustments in this column at an effective tax rate of 37.6%.

Equifax Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2012

(In millions, except par values)	Historical Equifax	Historical CSC Credit Services	Pro Forma Adjustments		Pro Forma

ASSETS

Current assets:
Cash and cash equivalents	$267.2	$—	$(1,000.0	) c	$62.4

			795.2	d
Trade accounts receivable, net	296.9	17.3	(2.5	) a	311.7
Prepaid expenses	30.2	0.5			30.7
Other current assets	11.4	0.5	(0.5	) b	11.4

Total current assets	605.7	18.3	(207.8)		416.2

Property and equipment:
Capitalized internal-use software and system costs	361.6	4.0			365.6
Data processing equipment and furniture	203.0	0.6			203.6
Land, buildings and improvements	176.4				176.4

Total property and equipment	741.0	4.6	—		745.6
Less accumulated depreciation and amortization	(454.8)	(4.0)			(458.8)

Total property and equipment, net	286.2	0.6	—		286.8

Goodwill	1,974.5	2.4	(1.5	) a	2,192.7

			(2.4	) b

			219.7	c
Indefinite-lived intangible assets	95.7	—	349.0	c	444.7
Purchased intangible assets, net	487.6	2.9	(2.9	) b	904.6

			417.0	c
Other assets, net	156.2	0.4	(0.4	) b	161.0

			4.8	d

Total assets	$3,605.9	$24.6	$775.5		$4,406.0

Equifax Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2012

(In millions, except par values)	Historical Equifax	Historical CSC Credit Services	Pro Forma Adjustments			Pro Forma

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt and current maturities of long-term debt	$16.9	$—	$			$16.9
Accounts payable	28.6	1.2		(0.2	) b	29.6
Accrued expenses	72.5	3.6		(0.7	) b	80.0
				4.6	e
Accrued salaries and bonuses	79.5	2.5		(2.5	) b	79.5
Deferred revenue	54.1	—				54.1
Other current liabilities	73.9	15.7		(4.0	) a	70.1

				(15.5	) b

Total current liabilities	325.5	23.0		(18.3)		330.2
Long-term debt	951.4	432.5		(432.5	) b	1,751.4

				800.0	d
Deferred income tax liabilities, net	228.6	—				228.6
Long-term pension and other postretirement benefit liabilities	163.3	—				163.3
Other long-term liabilities	53.9	2.4		(2.4	) b	53.9

Total liabilities	1,722.7	457.9		346.8		2,527.4

Commitments and Contingencies (see Note 5)

Equifax shareholders’ equity:
Common stock	236.6	—				236.6
Paid-in capital	1,131.6	—				1,131.6
Retained earnings	3,039.9	—		(4.6	) e	3,035.3
Net parent investment	—	(433.4)		447.6	b	—

				(14.2	) c
Accumulated other comprehensive loss	(373.0)	0.1		(0.1	) c	(373.0)
Treasury stock	(2,170.4)	—				(2,170.4)
Stock held by employee benefits trust	(5.9)	—				(5.9)

Total Equifax shareholders’ equity	1,858.8	(433.3)		428.7		1,854.2
Noncontrolling interests	24.4	—		—		24.4

Total equity	1,883.2	(433.3)		428.7		1,878.6

Total liabilities and equity	$3,605.9	$24.6		$775.5		$4,406.0

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a) To eliminate the $4 million payable and $2.5 million receivable between Equifax and CSC Credit Services, Inc.

(b) To eliminate certain assets and liabilities of CSC Credit Services, Inc. that are not being acquired by Equifax as part of the Acquisition.

(c) To record the payment of the purchase price to CSC Credit Services, Inc. and record the intangible assets acquired. The purchase price allocation is as follows:

Net Assets Acquired	$14.3
Data Files	403.0
Non-Compete Agreement	14.0
Territorial Right	349.0
Goodwill	219.7

Total	$1,000.0

(d) To reflect the issuance of $800 million of debt by Equifax to fund the Acquisition, net of $4.8 million of capitalized issuance costs.

(e) To record transaction fees paid to third parties in connection with the Acquisition.

Description of the notes

The descriptions in this prospectus supplement contain a description of the material terms of the notes and the indenture but are only summaries of those terms. Reference is hereby made to the indenture, the supplemental indenture and the form of note that are or will be filed as exhibits to the registration statement of which this prospectus supplement forms a part and to the Trust Indenture Act of 1939, as amended.

General

We will issue the notes as a series of debt securities under a senior indenture, dated as of June 29, 1998, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to Bank One Trust Company, National Association, which was successor in interest to The First National Bank of Chicago), as trustee, as supplemented by a supplemental indenture, to be dated as of December 17, 2012 between us and the trustee. We refer to the indenture, as supplemented by the supplemental indenture, as the indenture. The trustee will initially be the security registrar and paying agent for the notes.

When we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

The notes will be unsecured and will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary to the extent of the assets of such subsidiary. Claims on our subsidiaries by creditors other than us include claims with respect to trade payables and lease obligations in addition to long-term debt and short-term borrowings.

The notes will be subject to defeasance under the conditions described in the accompanying prospectus in “Description of the Debt Securities—Satisfaction and Discharge; Defeasance.” No additional amounts or make-whole amounts, as those terms are defined in the indenture, will be payable with respect to the notes in the event of a defeasance.

The notes will be issued as fully registered notes in global form (to be deposited with the depositary or its custodian) and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In addition to the notes, we may issue from time to time other series of debt securities under the indenture consisting of debentures, notes or other unsecured, unsubordinated evidences of indebtedness, but such other series will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which we may incur.

We may from time to time, without the consent of the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes of the series being reopened, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes of that series (including for U.S. federal income tax purposes) to the extent specified in the applicable pricing supplement. No additional such notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part.

The notes will mature at 100% of their principal amount on December 15, 2022 (the “maturity date”) unless earlier redeemed or repurchased. We may redeem some or all of the notes at any time before the maturity date at the applicable redemption price described below in “—Optional Redemption.” If we do not consummate the Acquisition on or before June 30, 2013 or if the Purchase Agreement is terminated at any time on or before such date, we will redeem all of the notes on the special mandatory redemption date at the redemption price described below in “— Special Mandatory Redemption.” If a change of control triggering event occurs, as described in this prospectus supplement, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the price described below in “—Change of Control Offer.”

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”).

The trustee will maintain an office in the Borough of Manhattan, the City of New York where we will pay the principal and premium, if any, on the notes and you may present the notes for registration of transfer and exchange.

Interest

The notes will bear interest from and including December 17, 2012 to, but excluding, the maturity date at a rate per annum equal to 3.30%. Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year (each, an “interest payment date”), beginning on June 15, 2013, to the persons in whose names the notes are registered at the close of business on June 1 and December 1 of each year. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or the maturity date falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue for the period from and after the interest payment date or maturity date, as the case may be.

Ranking

The notes will be our direct, senior unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future senior unsecured debt.

We are a holding company and conduct our operations primarily through subsidiaries. However, the notes will be obligations exclusively of Equifax Inc. and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of September 30, 2012, our subsidiaries had outstanding approximately $611.7 million of total liabilities, including $30.7 million of debt (excluding, in each case, intercompany liabilities).

As a holding company, dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries will be our principal sources of cash to pay principal and interest on the notes and meet our other obligations. Our subsidiaries have no obligation to pay any amounts due on the notes.

As of September 30, 2012, we had outstanding $925.1 million of unsubordinated debt at the parent company level, of which $922.5 million was unsecured. As of September 30, 2012, we had approximately $2.6 million of secured debt outstanding on a consolidated basis. The indenture does not limit our ability, or that of any of our existing or future subsidiaries, to incur senior, subordinated or secured indebtedness and other liabilities or issue preferred stock.

Optional redemption

Prior to September 15, 2022 (3 months prior to the maturity date), we may redeem all or a portion of the notes at our option at any time or from time to time as set forth below. We will mail notice of such redemption to the registered holders of the notes to be redeemed at least 30 days and not more than 60 days prior to the redemption date. We may redeem such notes at a redemption price equal to the greater of:

•	100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and

•

the sum of the present values of the Remaining Scheduled Payments of principal and interest (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

On or after September 15, 2022 (3 months prior to the maturity date), we may redeem the notes, in whole or in part from time to time, at our option, for an amount in cash equal to 100% of the principal amount plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, a Primary Treasury Dealer (defined below) selected by Wells Fargo Securities, LLC and any other two Primary Treasury Dealers selected by us and their respective successors, provided that if any of the foregoing or any such successor shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to the notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due at the related redemption date but before such redemption; provided, however, that if such redemption date is not an interest payment date, with respect to the notes, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month),

•

if the period from the redemption date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by us on the third business day preceding the redemption date. The trustee shall not be responsible for any such calculation.

Special mandatory redemption

We intend to use the net proceeds from this offering to pay a portion of the purchase price of the Acquisition as described under the heading “Use of Proceeds.” The closing of this offering is expected to occur prior to the completion of the Acquisition. The notes will be subject to a special mandatory redemption right of ours in the event the Acquisition is not consummated on or before June 30, 2013 or the Purchase Agreement for the Acquisition is terminated on or before June 30, 2013, which we refer to in either such event as a “redemption event.” If a redemption event occurs, we will redeem all of the notes on the special mandatory redemption date at a special mandatory redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the special mandatory redemption date.

If a redemption event occurs, we, or the trustee on our behalf, will promptly cause the notice of the special mandatory redemption to be mailed to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of all notes to be redeemed on the special mandatory redemption date, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date, are deposited with the paying agent on or before the special mandatory redemption date and certain other conditions are satisfied, all of the notes will be redeemed on the special mandatory redemption date and on and after such date the notes will cease to bear interest and all rights under such notes (other than with regard to the right to receive the special mandatory redemption price plus accrued and unpaid interest) shall terminate.

For these purposes, “special mandatory redemption date” means the 15th calendar day following the earlier to occur of (a) June 30, 3012, and (b) the date the Purchase Agreement is terminated.

Change of control offer

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture with respect to the notes, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

Additionally, after our obligation to purchase notes arises hereunder, we may not, without the consent of each holder of the notes, amend, change or modify in any material respect our obligation to make and consummate a change of control offer in the event of a change of control triggering event or, after such change of control triggering event has occurred, modify any of the provisions or definitions of the indenture with respect thereto.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than our company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than our company or one of our subsidiaries); or (3) the first day on which a majority of the members of our board of directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking fund

The notes will not be entitled to the benefit of any sinking fund.

Events of default

The indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

(1)	default in the payment of any interest on the notes, when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of the principal of (and premium, if any, on) the notes when due at its maturity (including a failure to make a payment to purchase notes tendered pursuant to a change of control offer or redemption event in respect of the notes);

(3)	default in the performance, or breach, of any other covenant or warranty by us in the indenture which affects or is applicable to the notes, and the continuation of that default or breach for a period of 60 days after the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding notes have given us and the trustee, written notice thereof;

(4)	default (i) in the payment of any scheduled principal or interest on any indebtedness (as defined in the indenture) of ours or of any subsidiary of ours (other than the notes), aggregating more than $20 million in principal amount, when due after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any indebtedness (as defined in the indenture) of ours or of any subsidiary of ours (other than the notes), in excess of $20 million in principal amount, that results in such indebtedness being accelerated, and such acceleration shall not have been rescinded or annulled, or such indebtedness has not been discharged, within 15 days after the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding notes have given us and the trustee, written notice thereof;

(5)	entry against us or any of our subsidiaries of one or more judgments, decrees or orders, either individually or in the aggregate, in excess of $20 million, by a court having jurisdiction over us from which no appeal may be taken, and the continuance of such judgment, decree or order unsatisfied and in effect for a period of 45 consecutive days after the amount thereof is due without a stay of execution, and the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding notes have given us and the trustee, written notice thereof; and

(6)	certain events relating to our bankruptcy, insolvency or reorganization.

If there is a continuing event of default with respect to the notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding notes, under certain circumstances, may rescind and annul such acceleration if (i) we have deposited with the trustee all required payments of interest, principal (and premium, if any) and overdue interest, on the notes, plus fees, expenses, disbursements and advances of the trustee, and (ii) all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

The trustee is required to give notice to the holders of the notes of a default under the indenture, to the extent and within the time periods specified by the Trust Indenture Act of 1939, as amended; provided, however, that in the case of any default of the character specified in clause (4) above, no notice will be given for at least 30 days after the occurrence thereof.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes not joining in the direction. Generally, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

(2)	the holders of at least 25% in principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding notes within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on the notes on or after the due date without following the procedures listed in (1) through (3) above.

We must deliver to the trustee an annual statement by our officers within 120 days after the end of each fiscal year as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Resignation and removal of the trustee

The trustee may resign at any time by giving written notice thereof to us. The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding notes. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Governing law

The indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-entry system

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream or Euroclear, in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S. A. /N. V. or Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Certain United States federal income tax consequences

General

In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and selling the notes. Except where we state otherwise, this summary deals only with notes held as capital assets (as defined in the Internal Revenue Code of 1986, as amended, or the Code) by a holder who purchases the notes at their original issuance for their initial offering price.

This summary is based on the Code, Treasury regulations (proposed and final) issued thereunder, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect).

We do not address all of the tax consequences that may be relevant to a holder. We also do not address, except as stated below, any of the tax consequences to holders that may be subject to special tax treatment, including financial institutions, real estate investment trusts, regulated investment companies, personal holding companies, insurance companies, United States expatriates, and brokers, traders and dealers in securities or currencies. Further, we do not address:

•	the United States federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes;

•	the United States federal income tax consequences to a tax-exempt organization that is a holder of the notes;

•	the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes;

•

the United States federal income tax consequences to persons who hold the notes in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or to “U.S. Holders” (as defined below) whose “functional currency” is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership and sale of the notes.

A “U.S. Holder” is a beneficial owner of a note who or that is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) it has a valid election in place under applicable United States Treasury regulations to be treated as a domestic trust.

If a partnership purchases the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its own tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

A “Non-U.S. Holder” is a beneficial owner of a note who or that is neither a U.S. Holder nor a partnership.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. ALL PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Certain consequences to U.S. Holders

Certain contingent payments

Although the matter is not free from doubt, we believe and intend to take the position that the notes should not be characterized as contingent payment debt instruments under United States federal income tax law even though the notes provide for certain contingent payments (see “Description of the Notes—Special Mandatory Redemption” and “—Change of Control Offer”). If the Internal Revenue Service, or the IRS, takes a contrary position, a U.S. Holder may be required (i) to accrue interest income at a rate higher than the stated interest rate (and the accrual rate of any original issue discount) on the notes, and (ii) to treat as ordinary income, rather than capital gain, any gain on the sale or other disposition of the notes. You should consult your tax advisor about the risk of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

Interest income

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest accrues or is paid, in accordance with the U.S. Holder’s method of tax accounting.

Sale, exchange, redemption or retirement of the notes

If you are a U.S. Holder, upon the sale, exchange, redemption or retirement of the notes, you will generally recognize gain or loss in an amount equal to the difference between (i) the amount realized on the sale, exchange, redemption or retirement less any amount received in respect of accrued interest, which will be taxable as interest income as discussed above, and (ii) your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will equal your cost of the notes. Gain or loss on the sale, exchange, redemption or retirement of the notes generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement you have held the notes for more than one year. Long-term capital gains of non-corporate U.S. Holders are currently eligible for preferential rates of taxation. The deductibility of capital losses is subject to significant limitations under the Code.

If you are a U.S. Holder that has held the notes for one year or less at the time of the sale, exchange, redemption or retirement, any gain or less recognized generally will be taxable as short-term capital gain or loss. Any short-term capital gain is taxable at the same rates as ordinary income.

Additional tax on net investment income

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) as defined in Section 1411(c)(1) of the Code for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for such taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income and its net gains from the disposition of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Backup withholding and information reporting

In general, information reporting requirements will apply to payments of principal and interest on the notes and to the proceeds of the sale of notes other than payments to certain exempt recipients, such as corporations. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable United States information reporting or certification requirements, you may also be subject to backup withholding (currently at a rate of 28% that is scheduled to increase to 31% in 2013) with respect to such payments. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Certain consequences to Non-U.S. Holders

Interest income

Under the “portfolio interest exemption,” no withholding of United States federal income tax will apply to a payment of interest on a note to a Non-U.S. Holder, provided that:

•	such interest payment is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

the Non-U.S. Holder satisfies the certification requirement by providing to the withholding agent, in accordance with specified procedures and under penalties of perjury, a statement to the effect that the holder is not a United States person (generally through the provision of a properly executed Form W-8BEN or, if the notes are held by a securities clearing organization, certain financial institutions that are not qualified intermediaries, foreign partnerships, foreign simple trusts or foreign grantor trusts, a Form W-8IMY along with copies of Forms W-8BEN from the Non-U.S. Holders).

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest on a note made to such Non-U.S. Holder generally will be subject to a 30% United States federal withholding tax, unless that holder provides the withholding agent with (i) a properly executed Form W-8BEN, or a substantially similar form signed under the penalties of perjury, claiming an exemption from or reduction of withholding under an applicable United States income tax treaty or (ii) a properly executed Form W-8ECI, or a substantially similar form signed under the penalties of perjury, stating that the payments on the note are not subject to withholding tax because they are effectively connected with that holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and the interest on the note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment within the United States), that Non-U.S. Holder generally will be subject to United States federal income tax on the interest on a net income basis. If such a Non-U.S. Holder provides the withholding agent with a properly executed Form W-8ECI, it will be exempt from the 30% United States federal withholding tax on payments of interest on its notes (as described above). In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or such lower rate as may apply under a tax treaty) branch profits tax on its earnings and profits that are effectively connected with the conduct of that trade or business, subject to certain adjustments.

Foreign Account Tax Compliance Act

Under legislation enacted in 2010 known as the Foreign Account Tax Compliance Act, or FATCA, which applies to debt obligations issued after March 18, 2012, a withholding tax of 30% generally will apply to interest on a debt obligation and the gross proceeds from the disposition of a debt obligation paid after December 31, 2012, to (i) a non-U.S. financial institution (whether such non-U.S. financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution enters into an agreement with the United States government to collect and report to the United States government substantial information regarding its United States accountholders and such non-U.S. financial institution meets certain other specified requirements, or (ii) a non-U.S. entity (whether such non-U.S. entity is the beneficial owner or an intermediary) that is not a financial institution unless such entity certifies that the beneficial owner does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner of the beneficial owner and such entity meets certain other specified requirements. The IRS has since issued transitional guidance indicating that it will not apply these withholding tax rules to (i) interest income on a debt obligation that is paid on or before December 31, 2013, or (ii) gross proceeds from the disposition of a debt obligation occurring on or before December 31, 2016. Under recently issued proposed Treasury regulations, the FATCA rules generally would not apply to debt obligations that are issued before January 1, 2013. The FATCA rules generally should not apply to the notes provided that the notes are issued prior to January 1, 2013 if the proposed Treasury regulations are adopted in final form. There can be no assurance as to whether these proposed Treasury regulations will be adopted in final form and, if so adopted, what form the proposed Treasury regulations will take.

Sale, exchange, redemption or retirement of the notes

A Non-U.S. Holder will generally not be subject to United States federal withholding or income tax on any gain realized upon the sale, exchange, redemption or retirement of the notes. If, however, a Non-U.S. Holder holds the notes in connection with a trade or business conducted in the United States (and the gain is effectively connected with the conduct of that trade or business) or, in the case of an individual, is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, it may be subject to income tax on any gains recognized. Any effectively connected gains generally will be subject to United States federal income tax in the same manner as effectively connected interest income as described above.

Backup withholding and information reporting

Where required, information will be reported to each Non-U.S. Holder as well as the IRS regarding any interest that is paid and the amount of tax, if any, withheld. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder is treated as a resident under the provisions of a specific treaty or agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to United States backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid such information reporting and backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that all required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the filing of a United States tax return and the claiming of a credit or refund of such backup withholding.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Underwriting

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are joint book-running managers and are acting as representatives of the underwriters named below.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal amount of notes
J.P. Morgan Securities LLC	$135,000,000
Wells Fargo Securities, LLC	135,000,000
SunTrust Robinson Humphrey, Inc.	65,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	65,000,000
Mizuho Securities USA Inc.	20,000,000
PNC Capital Markets LLC	15,000,000
RBS Securities Inc.	15,000,000
CIBC World Markets Corp.	12,500,000
Loop Capital Markets LLC	10,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000
BNY Mellon Capital Markets, LLC	7,500,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $600,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriters in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the director or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. are joint lead arrangers, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent, swing line lender, letter of credit issuer and a lender, and JPMorgan Chase, N.A., an affiliate of J.P. Morgan Securities LLC, Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, and SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., are co-syndication agents and lenders under our senior revolving credit facility. JPMorgan Chase, N.A. is the issuing and paying agent under our commercial paper program. Additionally, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc. are joint lead arrangers, Bank of America, N.A. is the administrative agent and a lender, and JPMorgan Chase, N.A., Wells Fargo Bank, N.A. and SunTrust Bank are co-syndication agents and lenders under a $350 million, 364-day revolving credit facility of ours which will terminate upon the closing of this offering. An affiliate of BNY Mellon Capital Markets, LLC, one of the underwriters, is the trustee for the notes.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

We expect that the delivery of the notes will be made against payment therefor on or about December 17, 2012, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and the next succeeding business day should consult their own advisors.

Legal matters

The validity of the notes offered hereby will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Equifax Inc. appearing in Equifax’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including the schedule appearing therein) and the effectiveness of Equifax’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of CSC as of and for the fiscal year ended March 31, 2012 incorporated by reference into this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon incorporated by reference herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus

Debt securities

Preferred stock

Common stock

Warrants

We may offer, from time to time, in one or more series:

•	senior and/or subordinated debt securities;
•	preferred stock;
•	common stock; and
•	warrants to purchase common stock, preferred stock and/or debt securities.

We may sell any combination of these securities in one or more offerings on terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered and may also add, update or change the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “EFX.”

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2010.

About this prospectus

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, debt securities, preferred stock, common stock, warrants or units of two or more of such classes of securities.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities, and this prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below in the section entitled “Where You Can Find More Information.”

We may also prepare free writing prospectuses to describe the terms of particular securities, which terms may vary from those described in this prospectus. You therefore should carefully review any free writing prospectus in connection with your review of this prospectus and the applicable prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than the date of the document. We are not making an offer of debt securities in any jurisdiction where the offer is not permitted.

Throughout this prospectus, when we use the terms “we,” “us,” “our” and similar terms, we are referring to Equifax Inc. and its subsidiaries, collectively, as the context requires.

Where you can find more information

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports, proxy and information statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov . You also may read reports and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website, www.equifax.com , under “About Equifax/Investor Relations/Shareholder Materials/SEC Filings,” all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and may replace information in this prospectus, any prospectus supplement and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents and portions of documents listed below:

•

our annual report on Form 10-K for the year ended December 31, 2009, filed on February 23, 2010 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2010 annual meeting of shareholders, filed on March 24, 2010);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2010, filed on April 29, 2010;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2010, filed on July 29, 2010;

•	our current reports on Form 8-K filed on April 5, 2010, April 26, 2010, May 10, 2010 (only with respect to Item 5.07), June 2, 2010, July 1, 2010 and July 30, 2010;

•	the description of our common stock contained in our registration statement on Form 10/A filed on July 30, 2010 and any amendment or report filed for the purpose of updating such description;

•

the description of the rights to purchase common stock contained in our registration statement on Form 8-A/A (Amendment No. 2) filed on October 18, 2005, and any amendment or report filed for the purpose of updating such description; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than portions of those documents not deemed to be filed) between the date of this prospectus and the termination of this offering.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.equifax.com, or by writing or calling us at the following address and telephone number: Equifax Inc., Corporate Secretary, 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, telephone (404) 885-8000.

Risk factors

Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should carefully consider the risks involved in an investment in our securities, as set forth in Part I, Item 1A, “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009 and the other risks described in any prospectus supplement or in any of the documents incorporated by reference in this prospectus.

Forward-looking statements

Some of the information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain “forward-looking” statements. These statements discuss our goals, intentions and expectations as to future matters such as trends, plans, events, results of operations or financial condition. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “plan,” “project,” “continue,” “predict” and other similar phrases or expressions identify forward-looking statements.

These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us, and they therefore involve a number of risks and uncertainties. Our forward-looking statements are not guarantees. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed in Part I, Item 1A, “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009, as updated by us from time to time in our quarterly reports on Form 10-Q, in other future SEC filings and elsewhere in this prospectus and any accompanying prospectus supplement.

Before you invest, you should be aware that the occurrence of any of the risk factor events could substantially harm our business, results of operations and financial condition. We disclaim any obligation to publicly correct or update any of the forward-looking information to reflect future events or developments. You are advised, however, to review any further disclosures we make on related subjects in our reports to the SEC.

Our company

We are a leading global provider of information solutions for businesses and consumers. We have a large and diversified group of clients and customers, including financial institutions, corporations, governments and individuals. Our products and services are based on comprehensive databases of consumer and business information derived from numerous types of credit, financial, employment and income, wealth, public record and marketing data. We use proprietary analytical tools to analyze this data to create customized insights, decision-making solutions and processing services for businesses. We help consumers understand, manage and protect their personal information and to make more informed financial decisions. Additionally, we are a leading provider of payroll-related and human resources business process outsourcing services in the U.S.

We currently operate in three global regions: North America (U.S. and Canada), Europe (the United Kingdom, Spain and Portugal) and Latin America (Argentina, Brazil, Chile, Ecuador, El Salvador, Honduras, Peru and Uruguay). We maintain support operations in Costa Rica and the Republic of Ireland. We own an equity interest in a consumer credit information company in Russia and have recently formed a joint venture to provide a broad range of credit data and information solutions in India. Of the countries in which we operate, approximately 73% of our revenue was generated in the U.S. during 2009.

Our principal executive offices are located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and our telephone number is (404) 885-8000. Our common stock is traded on the New York Stock Exchange under the symbol “EFX.” We are a member of the S&P 500 and certain other indices. We maintain a website located at www.equifax.com. Except for this prospectus and the documents incorporated by reference which are on our website, other information on our website is not and should not be considered part of this prospectus.

Use of proceeds

Except as may be otherwise provided in an applicable prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, without limitation, the financing of our operations, repayment and refinancing of outstanding debt, repurchases of outstanding shares of our common stock, acquisitions of or investments in other businesses and advances to or investments in our subsidiaries. Pending any specific application, net proceeds may be initially invested in short-term marketable securities or applied to reduce short-term indebtedness.

If required, we will include a more detailed description of the use of the net proceeds from any specific offering of securities in the prospectus supplement related to that offering.

Ratio of earnings to fixed charges

The following table sets forth our historical consolidated ratio of earnings from continuing operations to fixed charges for each of the periods indicated. This ratio shows the extent to which our business generates enough earnings after payment of all expenses other than interest and income taxes to make interest payments on our debt.

	For the year ended December 31,					For the six months ended June 30, 2010
	2005	2006	2007	2008	2009

Ratio of earnings from continuing operations to fixed charges	9.4x	11.4x	7.0x	5.6x	6.2x	6.8x

“Earnings” consists of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest on indebtedness, amortization of debt issuance costs and debt discounts and expense and the amount of rental expense on operating leases which management believes is a reasonable approximation of the interest factor related to rental expenses paid. No ratio of combined fixed charges and preferred stock dividends to earnings is shown because we have no outstanding preferred stock. Therefore, if shown, such ratio would be identical to the ratio of earnings from continuing operations to fixed charges shown above.

Description of debt securities

The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities will be issued as (i) senior debt securities, which will rank equally with all of our other unsubordinated debt, or (ii) subordinated debt securities, which will rank equally with all of our other subordinated debt. The debt securities will be issued from time to time in series under a senior indenture or a subordinated indenture with a trustee.

In this description of the debt securities, the words “we,” “us” or “our” refer only to Equifax Inc. and not to any of our subsidiaries unless the context requires otherwise.

We will issue any senior debt securities under our existing senior indenture dated as of June 29, 1998 with The Bank of New York Mellon Trust Company, N.A., as trustee. We will issue any subordinated debt securities under the subordinated indenture which we will enter into with the trustee named in that indenture. We have filed the senior indenture and the form of the subordinated indenture as exhibits to the registration statement. Unless otherwise indicated in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will be the trustee under both the senior and subordinated indentures. The Bank of New York Mellon Trust Company, N.A. was formerly known as The Bank of New York Trust Company, N.A. (as successor to Bank One Trust Company, National Association, which was successor in interest to The First National Bank of Chicago).

Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time. The indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures. The particular terms of a series of debt securities and the extent, if any, to which particular terms of the issue modify the terms of the indentures, will be described in the prospectus supplement relating to the debt securities.

For more information about the debt securities offered by us, please refer to the indentures, which contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of terms used in the indentures. This summary is also subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title of the series of debt securities;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date(s);

•	the principal amount payable at stated maturity;

•	whether the debt securities will be issued with any original issue discount;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the interest rate(s), which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place(s) where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or analogous fund, if any;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	any defeasance and covenant defeasance provisions as described below applicable to the debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries and the nature of such restrictions;

•	whether the indentures will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•

if other than U.S. dollars, the currency, composite currency or currency units in which the series of debt securities will be denominated and whether we or the holder may elect payment to be made in a different currency;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•

if other than U.S. dollars, the currency, composite currency or currency units in which the series of debt securities will be denominated and whether we or the holder may elect payment to be made in a different currency;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the interest rate, if any, payable on overdue installments of principal, premium or interest;

•	any deletions of, or changes or additions to, the events of default or covenants with respect to the series of debt securities;

•	any conversion or exchange provisions;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any paying agents, authenticating agents or security registrars;

•	any guarantees on the debt securities; and

•

any other terms of the series of debt securities (which shall not be inconsistent with the provisions of the indentures, except as permitted by a supplemental indenture, but which may modify or delete any of the provisions of the indentures insofar as it applies to such series), including any terms which may be required by or advisable under the laws of the U.S. or regulations thereunder or advisable (or determined by us) in connection with the marketing of the debt securities of the series.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market value) to be sold at a substantial discount below their stated principal amount. Material U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Ranking

The senior debt securities will be unsecured, unless we elect otherwise, and will rank equally in right of payment with all of our other unsecured and non-subordinated debt obligations. The subordinated debt securities will be subordinate and junior in priority of payment to certain other indebtedness to the extent described in a prospectus supplement and will rank equally in right of payment with all of our other subordinated debt.

The debt securities will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the debt securities will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of our debt securities will have a junior position to the claims of creditors of our subsidiaries on the assets and earnings of such subsidiaries.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for borrowed money;

•	all of the indebtedness of that person evidenced by bonds, debentures, notes or other similar instruments sold by that person for money;

•	all of the obligations of that person under any interest rate swaps, caps, collars, options and similar arrangements;

•	all of the obligations of that person under any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge arrangements;

•	all of the obligations of that person under any credit swaps, caps, floor, collars and similar arrangements;

•

indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets, except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all obligations of that person under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

•

all reimbursement obligations of that person in respect of letters of credit relating to indebtedness or our other obligations that qualify as indebtedness or obligations of the kind referred to above; and

•

all obligations of that person under direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected thereby.

Conversion or exchange rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under circumstances described in these provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example, in the event of our merger or consolidation with another entity.

Covenants in the indentures

The indentures contain, among other things, the following covenants:

Limitation on mortgages and liens

Neither we nor any of our subsidiaries may create or assume, except in favor of us or a wholly owned subsidiary, any mortgage, pledge, lien or encumbrance upon any principal facility (as defined in the indenture) or any stock of any subsidiary or indebtedness of any subsidiary to us or any other subsidiary without equally and ratably securing the debt securities. This limitation does not apply to certain permitted encumbrances as described in the indentures, including:

(1)	purchase money mortgages entered into within specified time limits and liens existing on acquired property;

(2)	liens extending, renewing or refunding any liens permitted by the preceding clause;

(3)	certain tax, materialmen’s, mechanic’s and judgment liens;

(4)	liens in connection with certain government contracts;

(5)	certain mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

(6)	liens to secure the cost of construction or improvement of any property entered into within specified time limits; and

(7)	mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the aggregate sales price of property involved in sale and leaseback transactions referred to in clause (1) under “— Limitation on Sale and Leaseback Transactions” below does not exceed 15% of consolidated stockholders’ equity (as defined in the indenture).

Limitation on sale and leaseback transactions

We will not, and will not permit any of our subsidiaries to, sell or transfer (except to our company or one or more of our wholly owned subsidiaries, or both) any principal facility (as defined in the indenture) owned on the date of the indenture with the intention of taking back a lease of such property, other than a lease for a temporary period (not exceeding 36 months) with the intent that the use by us or such subsidiary of such property will be discontinued at or before the expiration of such period, unless either:

(1)	the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted plus the aggregate amount of indebtedness secured by all mortgages, pledges, liens and encumbrances referred to in clause (7) under “— Limitation on Mortgages and Liens” above does not exceed 15% of consolidated stockholders’ equity (as defined in the indenture); or

(2)

our company, within 120 days after the sale or transfer shall have been made by our company or by any such subsidiary, applies an amount equal to the greater of (a) the net proceeds of the sale of the principal facility (as defined in the indenture) sold and leased back pursuant to such arrangement or (b) the fair market value of the principal facility (as defined in the indenture) sold and leased back at the time of entering into such arrangement (which may be conclusively determined by our board of directors) to the retirement of our debt securities issued under the indenture or other funded debt (as defined in the indenture) of ours ranking on a parity with the debt securities; provided, that the amount required to be applied to the retirement of our outstanding debt securities or other funded debt (as defined in the indenture) pursuant to this clause (b) shall be reduced by (i) the principal amount (or, if the securities of that series are issued with a discount, such portion of the principal amount as may be specified in the terms of that series) of any debt securities delivered within 120 days after such sale to the trustee for retirement and cancellation, and (ii) the principal amount of any of our other funded debt (as defined in the indenture) ranking on a parity with the debt securities voluntarily retired by us within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Consolidation, merger or sale of assets

The indentures provide that we may not consolidate with or merge into any other person, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•

the person (if other than us) formed by the consolidation or into which we are merged or which acquires by conveyance or transfer, or which leases, our assets and properties substantially as an entirety is a corporation organized and existing under the laws of the U.S., any State thereof or the District of Columbia which expressly assumes all of our obligations under each series of debt securities and the indenture;

•

immediately after giving effect to that transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing;

•

if, as a result of such transaction, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not otherwise be permitted by the indenture without equally and ratably securing the outstanding debt securities and any other of our indebtedness entitled to be so secured equally and ratably with any and all indebtedness and obligations secured thereby, we or our successor, as the case may be, shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that the consolidation, merger, conveyance, transfer or lease and, if required, the supplemental indenture required for the transaction, complies with the indenture and that all conditions precedent therein provided for relating to the transaction have been complied with.

Limited restrictions

Unless we otherwise state in the prospectus supplement, the indentures do not limit our ability to incur debt and do not give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Events of default

The indentures define an event of default with respect to any series of debt securities as one or more of the following events:

(1)	default in the payment of any interest on any debt security of that series, when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of the principal of (and premium, if any, on) any debt security of that series when due at its maturity;

(3)	default in the making or satisfaction of any sinking fund payment, when and as due by the terms of the debt securities of that series;

(4)	default in the performance, or breach, of any other covenant or warranty by us in the indenture which affects or is applicable to debt securities of such series, and the continuation of that default or breach for a period of 60 days after the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding securities of that series have given us and the trustee, written notice thereof;

(5)	default (a) in the payment of any scheduled principal or interest on any indebtedness (as defined in the indenture) of ours or of any subsidiary of ours (other than the debt securities of such series), aggregating more than $20 million in principal amount, when due after giving effect to any applicable grace period or (b) in the performance of any other term or provision of any indebtedness (as defined in the indenture) of ours or of any subsidiary of ours (other than the debt securities of such series), in excess of $20 million in principal amount, that results in such indebtedness being accelerated, and such acceleration shall not have been rescinded or annulled, or such indebtedness has not been discharged, within 15 days after the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding securities of that series have given us and the trustee, written notice thereof;

(6)	entry against us or any of our subsidiaries of one or more judgments, decrees or orders, either individually or in the aggregate, in excess of $20 million, by a court having jurisdiction over us from which no appeal may be taken, and the continuance of such judgment, decree or order unsatisfied and in effect for a period of 45 consecutive days after the amount thereof is due without a stay of execution, and the trustee has given us, or after holders of at least 25% in aggregate principal amount of all outstanding securities of that series have given us and the trustee, written notice thereof;

(7)	certain events relating to our bankruptcy, insolvency or reorganization; and

(8)	any other event of default provided with respect to debt securities of that series and specified in the applicable prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. Any modifications to the foregoing events of default will be described in the prospectus supplement relating to a particular series of debt securities.

If an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately upon written notice to us.

Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described above under “Subordination.”

After acceleration, the holders of a majority in principal amount of the outstanding debt securities of that series, under certain circumstances, may rescind and annul such acceleration if we have deposited with the trustee all required payments of interest, principal (and premium, if any) and overdue interest, on the debt securities, plus fees, expenses, disbursements and advances of the trustee, and all events of default, other than the non-payment of accelerated principal, have been cured or waived.

The trustee is required to give notice to the holders of the debt securities of a series of a default under the indenture, to the extent and within the time periods specified by the Trust Indenture Act; provided, however, that in the case of any default of the character specified in (5) above, no notice will be given for at least 30 days after the occurrence thereof.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of debt securities on or after the due date without following the procedures listed in (1) through (3) above.

We must deliver to the trustee an annual statement by our officers within 120 days after the end of each fiscal year as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and waiver

We and the indenture trustees may make modifications and amendments to the indentures with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indentures without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture and the debt securities;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•

changing or eliminating any of the provisions of the indenture so long as such change or elimination does not affect any debt security which is outstanding under the indenture prior to the effectiveness of such change or elimination;

•	securing the securities;

•	permitting or facilitating the defeasance and discharge of the securities, provided that any amendment will not adversely affect the interests of holders of debt securities in any material respect;

•	establishing the form or terms of debt securities and coupons;

•	providing for a successor trustee with respect to one or more securities of debt securities; and

•

curing any ambiguities or inconsistencies; provided, that any amendment will not adversely affect in any material respect the interests of holders of any debt security which is outstanding under the indenture prior to the effectiveness of such change or elimination.

However, neither we nor the indenture trustees may make any modification or amendment to the indentures without the consent of the holders of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity or interest payment date of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	adversely affect the right of repayment or repurchase, if any, at the option of the holder;

•	reduce the amount of, or postpone the date fixed for, any payment under any sinking fund;

•	impair the right to sue for any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders of subordinated debt securities; or

•

change the provisions in the indenture that relate to modifying or amending the indenture or to the waiver of covenants or defaults under the indenture, except to increase the percentage in principal amount of holders required to consent to such modification, amendment or waiver.

We may, with respect to any series of debt securities, omit to comply with certain restrictive provisions of the indentures if holders of at least a majority in principal amount of all outstanding debt securities affected waive compliance. No such waiver will extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee to holders of debt securities of that series in respect of the applicable term, provision or condition will remain in full force and effect.

Holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of all those holders, waive any past default under the indenture with respect to debt securities of that series except a default in the payment of the principal of (or premium, if any,

on) or interest on any such debt security, or any sinking fund payment with respect to any such debt security, or except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the holder of each outstanding debt security of the series affected.

Satisfaction and discharge; defeasance

The indentures contain a provision that permits us to elect either or both of the following:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and

•

to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants with respect to any series of debt securities then outstanding:

(1)	the limitations relating to our merger or consolidation;

(2)	the limitations on sale and lease-back transactions under the indenture;

(3)	the limitations on mortgages and liens under the indenture; and

(4)	the subordination provisions under the subordinated indenture.

To make any of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities of the series. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action, and no event of default or event which with notice or lapse of time or both would become an event of default shall have occurred and be continuing on the date of the deposit.

If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indentures, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series in part, we will not be required to:

•

register, transfer or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register, transfer or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of the transfer agent, change any security registrar or act as security registrar. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee, referred to as certificated debt securities, unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing; or

•	any other circumstances described in a prospectus supplement have occurred permitting the issuance of certificated debt securities.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;
•	entitled to physical delivery of certificated debt securities; and
•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither the trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in the prospectus supplement:

•	payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date; and

•	payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.

At our option, however, we may pay interest by mailing a check to the record holder.

The corporate trust office of the indenture trustee will initially be designated as our sole paying agent. We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of 10 business days prior to the date the money would be turned over to the state, or at the end of two years after the payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures are and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the trustee

The indentures limit the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign. The Bank of New York Mellon Trust Company, N.A. is also our depositary, and affiliates of The Bank of New York Mellon Trust Company, N.A. have performed and continue to perform other services for us in the normal course of business.

Description of capital stock

General

This prospectus describes the general terms of our common and preferred stock. For a more detailed description of these securities, you should read the applicable provisions of Georgia law and our amended and restated articles of incorporation and bylaws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of these securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent that the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Our authorized capital stock consists of:

•	300,000,000 shares of common stock, par value $1.25 per share; and
•	10,000,000 shares of preferred stock, par value $0.01 per share.

As of June 30, 2010, there were 127,115,421 shares of common stock outstanding, including 2,100,000 shares held by employee benefits trusts, and no shares of preferred stock outstanding. As of that date, we also had 7,785,469 shares of common stock reserved for issuance upon exercise of options or in connection with other awards outstanding under various employee and director incentive, compensation and option plans.

Common stock

Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

Each holder of shares of common stock will be entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock will be entitled to cumulate votes in voting for directors. Our amended and restated articles of incorporation provide that, unless otherwise determined by our board of directors, no holder of shares of common stock will have any right to purchase or subscribe for any stock of any class that we may issue or sell.

Preferred stock

Our amended and restated articles of incorporation permit us to issue up to 10,000,000 shares of our preferred stock in one or more series and with rights and references that may be fixed or designated by our board of directors without any further action by our shareholders. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the liquidation preference, if any;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the restrictions on the issuance of shares of the same series or any other class or series; and

•	the voting rights, if any, of the shares of the series.

Antitakeover provisions

We are governed by the Georgia Business Corporation Code. Our amended and restated articles of incorporation, bylaws and shareholder rights plan and the Georgia Business Corporation Code contain provisions that may delay, prevent or make more difficult an attempt by a third party to acquire control of the company by means of a tender offer, proxy contest or other similar transaction involving control of us, even if viewed favorably by shareholders should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that shareholders may want to make if dissatisfied with the conduct of our business. These provisions include the following:

Amended and restated articles of incorporation and bylaws

Our amended and restated articles of incorporation and bylaws:

•	authorize our board of directors to fill vacant directorships or to increase the size of the board;

•	do not authorize our shareholders to remove a director without cause;

•	do not authorize our shareholders to cumulate voting in the election of directors;

•

require shareholders to provide advance notice to us of any shareholder nominations for directors at an annual or special meeting of shareholders or to bring any proposal of other business before an annual meeting of shareholders;

•

require a supermajority vote (at least 66-2/3% in voting power of the outstanding shares of our capital stock entitled to be cast, voting together as a single class) for our shareholders to amend, alter or repeal certain provisions of our articles of incorporation or bylaws, including those related to the size of the board, director terms, filling of vacant director positions by the board, removal of directors, indemnification of directors and officers, and limiting liabilities of directors, unless recommended by a majority of the board;

•

do not authorize our shareholders to call a special meeting of the shareholders except by unanimous call of the shareholders, and the only business to be conducted at a special meeting of shareholders will be the business specified in the notice of the meeting;

•	preclude shareholders from acting by less than unanimous written consent without a meeting of shareholders;

•

authorize the issuance by our board of directors of our authorized but unissued shares of preferred stock in one or more series without shareholder approval, with such rights, powers and privileges as the board of directors deems appropriate; and

•

authorize the issuance by our board of directors of our authorized but unissued shares of common stock for a variety of corporate purposes without shareholder approval, subject to any shareholder approval requirements imposed by the rules of the New York Stock Exchange.

Georgia business corporation code

We have elected to be governed by the “business combination” and “fair price” provisions of the Georgia Business Corporation Code that could be viewed as having the effect of discouraging an attempt to obtain control of us.

•

The business combination provision generally would prohibit us from engaging in various business combination transactions with any interested shareholder (defined generally as a beneficial owner of 10% or more of our outstanding common stock) for a period of five years after the date of the transaction in which the person became an interested shareholder unless specified board of directors and shareholder approval conditions are met.

•

The fair price provision requires that, absent board or shareholder approval of an acquisition or merger, an interested shareholder seeking to engage in a business combination transaction with us must pay the remaining shareholders, generally, the greater of the price paid by the interested shareholder for its shares or the fair market value of our common stock.

Shareholder rights plan

Our board of directors has implemented a shareholder rights plan designed to protect our shareholders against abusive takeover attempts and tactics. The rights plan operates to dilute the interests of any person or group attempting to take control of the company if the attempt is not deemed by our board to be in the best interests of our shareholders. Under the rights agreement, as originally adopted in October 1995 and amended and restated in October 2005, holders of our common stock were granted one right to purchase common stock, or Right, for each outstanding share of common stock held of record on November 6, 1995. All newly issued shares of common stock since that date have been accompanied by a Right. The Rights will become exercisable and trade independently from our common stock if a person or group acquires or obtains the right to acquire 20% or more of our outstanding shares of common stock, or commences a tender or exchange offer that would result in that person or group acquiring 20% or more of the outstanding common stock, in each case without the consent of our board.

In the event the Rights become exercisable, each holder (other than the acquiring person or group) will be entitled to purchase that number of shares of securities or other property of us having a market value equal to two times the exercise price of the Right. If we were acquired in a merger or other business combination, each Right would entitle its holder to purchase the number of the acquiring company’s common stock having a market value of two times the exercise price of the Right. In either case, our board may choose to redeem the Rights for $0.01 per Right before they become exercisable. The Rights will expire on November 6, 2015, unless earlier redeemed, exchanged or amended by the board.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our shares of common stock are listed on the New York Stock Exchange and trade under the symbol “EFX.”

Description of warrants

We may issue warrants to purchase debt securities (“debt warrants”), preferred stock (“preferred stock warrants”) or common stock (“common stock warrants,” and collectively with the debt warrants and the preferred stock warrants, “warrants”). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement, and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent.

Debt warrants

We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt securities and the debt warrant certificates representing the debt warrants, including the following:

•	the title of the debt securities;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which the principal amount of the debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	a discussion of the material U.S. federal income tax considerations applicable to the exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

Stock warrants

We will describe in the applicable prospectus supplement the terms of the preferred stock warrants and common stock warrants being offered, including the following:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the number of the warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of the number or amount of shares of preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax consequences applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire; and

•	the maximum or minimum number of the warrants which may be exercised at any time.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of preferred stock or common stock purchasable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

Plan of distribution

We may sell securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;
•	through agents; or
•	directly to investors.

We may sell securities from time to time in one or more transactions:

•	at a fixed price or prices which may be changed from time to time;
•	at market prices prevailing at the times of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

We will describe the names of any underwriters or agents, the method of distribution of the securities and the purchase price of the securities in the prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by it from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Shares of our common stock are listed on the New York Stock Exchange. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of debt securities, preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of those activities at any time.

Purchasers of our securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the price to public disclosed in the applicable prospectus supplement.

If we offer bearer debt securities under this prospectus and a related prospectus supplement, any underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States unless federal law permits otherwise.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

Underwriters or agents and their associates may be customers of ours or may engage in transactions with or perform services for us in the ordinary course of business.

Legal matters

Legal matters in connection with this offering will be passed upon for us by Alston & Bird LLP and Kent E. Mast, our Corporate Vice President and Chief Legal Officer. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the prospectus supplement related to that offering. Mr. Mast beneficially owns, or has rights to acquire under employee benefit plans, less than one percent of the outstanding shares of our common stock.

Experts

The consolidated financial statements of Equifax Inc. appearing in Equifax Inc.’s Form 8-K filed with the SEC on July 30, 2010, the financial statement schedule appearing in Equifax Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the SEC on February 23, 2010, and the effectiveness of Equifax Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.